Exhibit 10.12

Trafalgar Capital Special Investment Fund Agreement
EXECUTION VERSION

DATED 15 OCTOBER 2008

(1) SEVEN ARTS PICTURES PLC

(2) TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND

CONVERTIBLE LOAN AGREEMENT

(E1,000,000)

                                            CONTENTS
                            Clause Page

DEFINITIONS	1

LOAN	2

REPAYMENT	3

INTEREST	4

ISSUE OF LOAN SHARES	5

MANDATORY AND OPTIONAL REDEMPTION	6

ADDITIONAL SUBSCRIPTION RIGHTS (WARRANTS)	7

ISSUE OF SHARES	8

EXCHANGE RATE MOVEMENTS	9

PAYMENT OF COSTS, EXPENSES, FEES AND COMMISSIONS	10

INDEMNITIES	11

TERMINATION	12

COVENANTS	13

WITHHOLDING AND GROSSING-UP	14

NOTICES	15

REMEDIES AND WAIVERS	16

GOVERNING LAW AND JURISDICTION	18

GENERAL	19

SCHEDULE 1 - EVENTS OF DEFAULT

SCHEDULE 2 - CONDITIONS PRECEDENT

SCHEDULE 3 - PERMITTED INDEBTEDNESS AND SECURITY SCHEDULE

SCHEDULE 4 - UNENCUMBERED TITLE AND RIGHTS SCHEDULE

THIS AGREEMENT is made on 15 October 2008

BETWEEN

(1)	SEVEN ARTS PICTURES PLC a company incorporated in England and Wales registered number 4276617 whose registered office address is at 30 Farringdon Street, London EC4A 4HJ (the "Company"); and

(2)
TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND an investment fund registered in Luxembourg as represented by its general partner, TRAFALGAR CAPITAL SARL, a corporation organised and existing under the laws of Luxembourg, with its principal place of business at 8-10 Rue Mathias Hardt, BP 3023, Luxembourg L-1030 (the "Lender").

BACKGROUND

The Lender has agreed to advance to the Company an amount of £1,000,000 conditional on and subject to the terms set out in this Agreement.
IT IS AGREED: 1.DEFINITIONS 1.1In this Agreement:

    "Admission" means the admission of the Ordinary Shares to trading on AIM or PLUS

    "AIM"means the market of that name operated by the London Stock Exchange plc

    "AIM Rules"means the rules from time to time published by the London Stock Exchange in relation to companies admitted to AIM

    "Bid Price"shall mean, on any date, the closing bid price (as reported by Bloomberg) of the Ordinary Shares

    "Bloomberg"means Bloomberg LP, a financial information provider

    "Business Day"  means a day (other than a Saturday or Sunday) on which banks are generally open for business in London

    "Cash Payment" means any amount paid into the Lender's Bank Account in accordance with Clause 6.3

    "Cash Payment Date" means the date of a Cash Payment Notice

    "Cash Payment Date Exchange Rate" means in relation to each Cash Payment Date the UK pounds sterling to the Euro spot exchange rate as quoted in the London edition of the Financial Times on such Cash Payment Date

    "Cash Payment Notice" has the meaning given to it in Clause 6.2

     "Closing Date" means the date of this Agreement or, if later, the date on which the Lender has received all of the documents and evidence listed in Schedule 2 in accordance with Clause 2.2

        "Closing Date Exchange Rate" means UK pounds sterling to the Euro spot exchange rate as reported in the Financial Times on the Closing Date

        "Composite Guarantee and Debenture" means the composite guarantee and debenture dated 31 January 2008 between the Lender and the Company and each Subsidiary, as from time to time amended, varied, supplemented, extended or replaced

        "Consolidation Event" has the meaning given to it in Clause 13.1.6

        "Conversion Amount" has the meaning set out in Clause 5.1 of this Agreement

        "Conversion Cap" means such number of Ordinary Shares as is equal to 2.99% of the total number of Ordinary Shares in issue on the relevant Loan Notice Date

        "Conversion Price" means 90% of the VWAP on the Closing Date or, if there is no VWAP on the Closing Date, then the lowest Bid Price on the Closing Date

        "CREST" means the relevant system (as defined in the Uncertificated Securities Regulations 2001, as amended) and operated by CRESTCo Limited, in accordance with which securities may be held or transferred in uncertificated form

        "Delivery" in respect of any Loan Shares or Warrant Shares means credit of such shares to the Lender's CREST Account and Deliver and Delivered shall be construed accordingly

        "Delivery Date" means the date on which Loan Shares or Warrant Shares are Delivered pursuant to this Agreement

        "Event of Default" means those events as listed in Schedule 1

        "Final Maturity Date" has the meaning given in Clause 3

        "Group" means the Company and its Subsidiaries from time to time and "Group Company" shall mean any of them

        "Lender's Bank Account" means the following account:

                        Dz Bank AG (BIC: GENODEFF, BLZ: 500 604 00)
                        Account: DZ Bank International Luxembourg S.A. (BIC: GENOLULL)
                        Account number: 14046121
                        Favour: Trafalgar Capital Specialized Investment Fund
                        SICAV, IBAN LU93 1070 9000 5300 1978,

                        or such other account as the Lender may from time to time notify to the Company in writing

        "Lender's CREST Account" means the following account:

                          Citibank London
                          BIC Code: CITIGB2L
                          Account number: 6008883831
                          CREST account: BAOIF
                         Favour: Dz Bank Intl S.A. Luxembourg Designated account: FGN, or such other account as the Lender may from time to time notify to the Company in writing

        "Loan"means the amount of £1,000,000 (to be advanced to the Company pursuant to Clause 2) or the principal amount outstanding for the time being of that loan (including any interest compounded with the Loan pursuant to Clause 4.1)

        "Loan Notice" has the meaning set out in Clause 5.1 of this Agreement

        "Loan Notice Date"means the date of a Loan Notice

        "Loan Notice Date Exchange Rate" means in relation to each Loan Notice Date the UK pounds sterling to Euro spot exchange rate as quoted in the London edition of the Financial Times on such Loan Notice Date

        "Loan Shares"means the new Ordinary Shares to be issued to the Lender pursuant to this Agreement (other than pursuant to Clause 7)

        "Mandatory Redemption Amount"means the amount of £100,000 of principal plus interest to be paid on each Mandatory Redemption Date, provided that each such Mandatory Redemption Amount shall be reduced on a pro rata basis in respect of the amount of the Loan converted or redeemed pursuant to Clause 5.3 and/or Clause 6.2

        "Mandatory Redemption Date"  means the date that is 3 months after the Closing Date and the corresponding date in each month thereafter or, if any such date is not a Business Day, the immediately preceding Business Day

        "Material Adverse Change" means an event or circumstance that constitutes an adverse change in the assets, financial or trading position of any Group Company such that it would be reasonably likely to prevent the Company from being able fully and punctually to perform its payment obligations under this instrument

        "Option Price"means £0.20 per Warrant Share

        "Ordinary Shares"means ordinary shares of 5 pence each in the capital of the Company (such shares to rank pari passu with all other ordinary shares from time to time issued in the capital of the Company) and in the event of a subdivision, consolidation or reclassification of such shares, the shares of a different nominal value resulting therefrom

        "Permitted Indebtedness"means the indebtedness of the Group to the parties described under the column headed "Lender" in Schedule 3 for the amounts of principal described under the column headed "Loan Amount" in Schedule 3 in respect of the films described under the column headed "Film" in Schedule 3

        "Permitted Security"means:

(a)	any Security Interest arising under the Transaction Documents;

(b)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(c)
any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplies to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(d)	Security Assignment and Charge dated 6 December 2006 between (i) the Company and (ii) Blue Rider Finance Inc;

(e)	Amendment to a Loan and Security Agreement dated 22 December 2006 between (i) the Company and (ii) Cheyne Specialty Finance Fund L.P.;

(f)	Debenture dated 27 March 2007 between (i) the Company and (ii) Parallel Media LLC;

(g)	Charge and Security Assignment dated 13 August 2007 between (i) the Company and (ii) Palm Finance Corporation;

(h)	Amendment to a Loan and Security Agreement dated 22 December 2006 between (i) Seven Arts Filmed Entertainment Limited and (ii) Cheyne Specialty Finance Fund L.P.;

(i)	Charge and Security Assignment dated 13 August 2007 between (i) Seven Arts Filmed Entertainment Limited and (ii) Palm Finance Corporation;

(j)
in respect of the Permitted Indebtedness, each of the Security Interests described under the heading "Security for loan" in Schedule 3 as at the Closing Date but not including the Security Interests described in subparagraphs (d) to (i) above

        "PLUS"means the market of that name operated by PLUS Markets plc

        "PLUS Rules"means the rules from time to time published by PLUS Markets plc in relation to companies admitted to PLUS

        "Redemption Premium"has the meaning set out in Clause 6.5

        "Security Interest" means any mortgage, pledge, lien, charge, security assignment, hypothecation, standard security, security trust, encumbrance or security interest and any other agreement or arrangement entered into to create or confer security over any asset or which has a similar effect

        "Subscription Notice"has the meaning set out in Clause 7.1 of this Agreement

        "Subsidiary"means any subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 (as amended, restated or replaced from time to time)

        "Taxation" any of the following: (a) any tax, duty, impost or levy, past or present, of the United Kingdom or elsewhere, whether governmental, state, provincial, local governmental or municipal, including income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment under section 203 of the Taxes Act or otherwise), corporation tax, advance corporation tax, capital gains tax, inheritance tax, VAT, customs and other import or export duties, rates, stamp duty, stamp duty reserve tax, national insurance and social security contributions; and (b) any fine, penalty, surcharge, interest or other imposition relating to any tax, duty, impost or levy mentioned in paragraph(a) of this definition or to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any person for the purposes of any such tax, duty, impost or levy

        "Trading Day "means any day during which the market trading the Ordinary Shares (being either AIM or PLUS) is open for business

       "Transaction Documents" means each of this Agreement, the Composite Guarantee and Debenture and any other document designated as a Transaction Document by the Lender;

        "Unencumbered Films"means all title and rights whatsoever of the Company or any Group Company in connection with the films listed in Schedule 4

        "VWAP"means in relation to any Trading Day, the volume weighted average price (as reported by Bloomberg) of the Ordinary Shares on AIM or PLUS (as applicable) for that Trading Day

1.2    References in this Agreement to Clauses are to the clauses of this Agreement.

2.    LOAN

2.1    Subject to Clause 2.2, the Lender shall advance a Loan of £1,000,000 to the Company on the Closing Date.

2.2    The Lender shall only be obliged to comply with Clause 2.1 if on or before the Loan is advanced the Lender has received all of the documents and evidence listed in Schedule 2 in form and substance satisfactory to the Lender and, on that date, no Event of Default has occurred and is continuing or would result from the making of the proposed Loan.

2.3    The Company shall use the Loan for general working capital purposes.

3.    REPAYMENT

3.1    The Company shall pay or repay the Loan, together with all other amounts due to the Lender pursuant to this Agreement, on or before the date which is 12 months after the Closing Date (the "Final Maturity Date").

3.2    Any such payment or repayment shall be made as set out in this Agreement and any payment or repayment in cash may only be made in accordance with Clause 5.5.3.

4.    INTEREST

4.1    The Company shall pay interest in arrears to the Lender on the outstanding amount of the Loan at the rate of 9% per annum which, if not paid when due and then still outstanding, shall be compounded with, and form part of the principal of, the Loan on the last Business Day of each month.

4.2     If the Company fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the rate of 13% per annum. Any interest accruing under this Clause 4.2 shall be immediately payable by the Company on demand by the Lender. Any such interest (if unpaid) arising on an overdue amount will be compounded daily with the overdue amount but will remain immediately due and payable.

4.3    Interest will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a 365 day year.

5.    ISSUE OF LOAN SHARES

5.1    The Company shall upon receipt of one or more written notices (a Loan Notice) from the Lender, issue and Deliver to the Lender the Loan Shares the subject of that Loan Notice. The Loan Notice will specify the pounds sterling value of the Loan Shares to be issued pursuant to the Loan Notice (or, if it specifies the number of Loan Shares to be issued, it will be deemed to specify the pounds sterling value of such Loan Shares) (the Conversion Amount) which shall not exceed the total amount outstanding under this Agreement from time to time.

5.2    Subject to Clause 9.1, the number of Loan Shares to be issued and Delivered by the Company in respect of a Loan Notice shall be the Conversion Amount specified in that Loan Notice divided by the Conversion Price, provided that (except when an Event of Default is continuing on the Loan Notice Date) the Conversion Amount shall not exceed an amount that would result in the Lender beneficially owning as at the Delivery Date a number of Ordinary Shares exceeding the Conversion Cap (without the prior written approval of the Company). In the case of any fractional entitlements the number of Loan Shares to be issued shall be rounded up to the next whole number.

5.3    The amounts outstanding under this Agreement will be reduced on each Delivery Date by the Conversion Amount set out in the Loan Notice relating to that Loan Notice Date.

5.4    Notwithstanding any other provision of this Agreement, the Lender may, in its sole discretion, elect to require the Company to satisfy in cash any amounts due to the Lender pursuant to either (i) Clause 4.2 or Clause 8.5, or (ii) any provision of this Agreement after this Agreement has been terminated in accordance with Clause 12.

5.5    Any payments received, or treated as being received pursuant to Clause 5.3, by the Lender shall be applied:

    5.5.1    firstly to pay any fees, expenses or other amounts due pursuant to this Agreement other than the amounts referred to in sub Clauses 5.5.2 and 5.5.3 below;

    5.5.2    secondly to pay any amounts due to the Lender in respect of interest pursuant to Clause 4.1 of this Agreement; and

    5.5.3    thirdly to repay any amount of the Loan still outstanding.

6.     MANDATORY AND OPTIONAL REDEMPTION

6.1    Mandatory Redemption: The Company shall serve a Cash Payment Notice on the Lender for an amount such that on each Mandatory Redemption Date the amount outstanding under the Loan is reduced by an amount equal to the Mandatory Redemption Amount such that on the Final Maturity Date, the amount outstanding under the Loan will be repaid in full (after taking into account, for the avoidance of doubt, any Redemption Premium payable pursuant to Clause 6.5.1 or Clause 6.5.2).

6.2    Optional Redemption: Subject to this Clause 6 and provided that the VWAP on the Cash Payment Date is less than the Conversion Price, the Company may at any time make a payment in cash in respect of any amounts outstanding pursuant to this Agreement by giving the Lender written notice no less than three Trading Days prior to the proposed date of payment (a "Cash Payment Notice").

6.3    The Cash Payment Notice will specify the cash amount to be paid by the Company and the date of payment. Any amount to be so paid shall be transferred to the Lender's Bank Account in cleared funds on the third Trading Day after the service of a Cash Payment Notice.

6.4    Each Cash Payment shall, subject to Clause 9.2, be applied:

    6.4.1    firstly to pay any fees, expenses or other amounts due pursuant to this Agreement other than the amounts referred to in sub Clauses 6.4.2 and 6.4.3 below;

    6.4.2    secondly to pay any amounts due to the Lender in respect of interest pursuant to Clause 4.1 of this Agreement; and

    6.4.3    thirdly to repay any amount of the Loan still outstanding.

6.5    Any part of a Cash Payment which is applied pursuant to Clause 6.4.3 shall be subject to a Redemption Premium as follows:

    6.5.1    7.5% if the Cash Payment is made on or before 6 months of the Closing Date; and

    6.5.2    12.5% if the Cash Payment is made after 6 months of the Closing Date,

such that:

Cash Payment = Loan repaid multiplied by (1 + x),

where x is the Redemption Premium applicable on the date the Cash Payment is made expressed as a fraction.

6.6    If a Cash Payment Notice is issued after or on the same date as a Loan Notice then the Loan Notice will be treated as having been received first. The amounts received or treated as being received in respect of the Loan Notice will therefore be applied first (as set out in Clause 5) and then any amounts received or treated as being received in respect of the Cash Payment Notice will be applied (as set out in the preceding provisions of this Clause 6).

7.     ADDITIONAL SUBSCRIPTION RIGHTS (WARRANTS)

7.1    The Company shall (in addition to the Loan Shares referred to above) upon receipt of one or more written notices (each a "Subscription Notice") from the Lender at any time after the date of this Agreement and on or prior to the fifth anniversary of the date of this Agreement, issue to the Lender, in accordance with this Clause 6.1 and Clause 8 such number of Ordinary Shares as are specified in the Subscription Notice.

7.2    The Lender shall be entitled to issue Subscription Notices under this Agreement in respect of up to an aggregate of 300,000 worth of Ordinary Shares (the "Warrant Shares").

7.3    The Lender shall, within 3 Trading Days of any Ordinary Shares being Delivered to the Lender pursuant to Clause 7.1, pay by cash to the Company £0.135 in respect of each such Ordinary Share (the "Subscription Price").

7.4    If in the period of 5 Business Days following the Final Maturity Date (the "Option Period") the VWAP or, if there is no VWAP on any Trading Day during that period, the most recent Bid Price is less than £0.20 per Ordinary Share, the Lender shall have the option to require the Company (or its nominee) to buy-back or otherwise acquire any or all Warrant Shares at the Option Price. The Lender may exercise the option by written notice to the Company at any time during the Option Period in respect of any or all of Warrant Shares acquired by the Lender under this Clause 7 and the Company (or its nominee) shall buy-back or otherwise acquire the Warrant Shares specified in such written notice at the Option Price within 3 trading Days after such written notice.

8.    ISSUE OF SHARES

8.1    In respect of any new Ordinary Shares, including Loan Shares, to be issued to the Lender pursuant to this Agreement the Company shall make application for Admission of the Ordinary Shares, as soon as possible after receipt of a Loan Notice or Subscription Notice (as the case may be). Any such Admission is expected to be on the third clear Trading Day after such application is made.

8.2    The relevant number of Ordinary Shares (including Loan Shares) shall be Delivered within five (5) days from the date on which the Loan Notice or as the case may be, Subscription Notice is received (or deemed to have been received, in accordance with Clause 15). Any breach of this Clause 8.2 will amount to a serious breach of this Agreement which the Company acknowledges may cause the Lender significant financial loss.

8.3    On or before the Trading Day immediately prior to the anticipated date of Admission of any new Ordinary Shares to be issued to the Lender pursuant to this Agreement the following shall occur:

    8.3.1    the Company shall, conditional only upon Admission of such Ordinary Shares, allot and issue the relevant Ordinary Shares to the Lender;

    8.3.2    the Company shall do all acts and things reasonably necessary to procure Admission of the relevant Ordinary Shares on the next following Trading Day;

    8.3.3    the Company shall give all necessary directions and instructions to its registrars to procure that the relevant new Ordinary Shares are Delivered to the Lender's CREST Account on the date of Admission.

8.4    The Ordinary Shares to be issued to the Lender under this Agreement shall be allotted and issued by the Company fully paid and free from all claims, charges, liens, encumbrances, equities and third party rights whatsoever and will rank pail passu in all respects with the existing issued Ordinary Shares including the right to receive all dividends or other distributions declared, made or paid after the date of their allotment.

8.5    If the Company fails to Deliver any Ordinary Shares within ten (10) calendar days from the date on which the Loan Notice or, as the case may be, Subscription Notice is received (or deemed to have been received in accordance with Clause 15), the Lender may immediately demand from the Company and the Company shall, without prejudice to any other rights which the Lender may have under this Agreement, within three (3) Business Days of the end of the month in which such demand is made pay an amount equal to the greater of:

    8.5.1    2% of the then outstanding amount of the Loan; and

    8.5.2    the difference in value, if the VWAP on the date of actual Delivery is less than the VWAP on the date when Delivery should have taken place pursuant to this Agreement. The difference in value shall be calculated by reference to the number of Ordinary Shares to be Delivered multiplied by the VWAP (the "Value") on the date the Ordinary Shares should have been Delivered pursuant to this Agreement less the Value on the date of actual Delivery of the Ordinary Shares (or in either case if there is no VWAP on the relevant date then the price shall be calculated by reference to the Bid Price on the relevant date).

The parties agree that this Clause 8.5 represents a genuine pre-estimate of loss and is not in any way intended to be a penalty.

9.     EXCHANGE RATE MOVEMENTS

9.1    If on any Loan Notice Date, the Loan Notice Date Exchange Rate is less than the Closing Date Exchange Rate then the number of Loan Shares to be issued shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Loan Notice Date Exchange Rate. By way of example, if the number of Loan Shares to be issued in respect of a particular Loan Notice would, but for this Clause 9.1, be 1,000 and if the Closing Date Exchange Rate is 1.50 and the relevant Loan Notice Date Exchange Rate is 1.45, then 1,035 Loan Shares will be issued in relation to that Loan Notice.

9.2    If on any Cash Payment Date, the Cash Payment Date Exchange Rate is less than the Closing Date Exchange Rate then the amount of cash required to satisfy the amounts due pursuant to Clause 6.4 shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Cash Payment Date Exchange Rate.

By way of example, if the amount of cash required to repay all amounts due pursuant to Clause 6.4.1 would, but for this Clause 9.2, be £1,000 and if the Closing Date Exchange Rate is 1.50 and the relevant Cash Payment Notice Date Exchange Rate is 1.45 then the amount of cash from the Cash Payment required to repay all amounts due pursuant to Clause 6.4.1 will be £1,034.48. Accordingly only the surplus over £1,034.48 from such Cash Payment will be applied (again in the same manner) towards any amounts due pursuant to Clause 6.4.2 and if any amount of the Cash Payment remains after all amounts so due pursuant to Clause 6.4.2 have been paid then the surplus will be applied (again in the same manner and after the application of Clause 6.5) to pay amounts pursuant to Clause 6.4.3.

10.    PAYMENT OF COSTS, EXPENSES, FEES AND COMMISSIONS

10.1    Each of the parties shall pay its own fees and expenses (including the fees of any solicitors, accountants, or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company will pay to the Lender (i) the sum of £15,000 plus disbursements in respect of the Lender's legal costs and (ii) a due diligence fee of £3,000.

10.2    The Company shall pay and Deliver to the Lender on the Closing Date a facility commitment fee equal to an amount in cash equal to 4% of the amount of the Loan.

10.3    The legal and other fees and expenses referred to in Clause 10.1 and 10.2 to be paid in cash shall be paid on or before the date of this Agreement and the Lender shall, to the extent that such amounts have not already been paid, be entitled to withhold such amounts from the advance of the Loan to be made pursuant to Clause 2.

11.    INDEMNITIES

The Company shall indemnify, and keep indemnified, the Lender and any person who acts as the servant, agent, delegate or attorney of the Lender against all claims, costs, expenses and liabilities (including all indirect or consequential claims, costs, expenses and liabilities and any related legal costs and disbursements) which any of them may suffer or incur arising in any way from any failure by the Company to comply with its obligations under this Agreement (including, without limitation, any breach of Clause 8) or any other Transaction Document and/or the enforcement of, or the preservation of any of the Lender's rights under, this Agreement.

12.     TERMINATION

12.1    The Lender shall be entitled to terminate this Agreement by notice to the Company immediately at any time:

    12.1.1    if the Company fails to pay any amount payable by it under this Agreement on its due date or, within five Business Days after the due date, if such failure results solely from a technical problem in relation to the transfer of funds for which the Company is not responsible;

    12.1.2    the Ordinary Shares are de-listed from AIM or PLUS (as applicable);

    12.1.3    there shall occur any suspension of trading of the Ordinary Shares on AIM or PLUS while any amount is outstanding under this Agreement;

    12.1.4 the occurrence of any of the Events of Default as set out in Schedule 1.

12.2    If this Agreement is terminated by the Lender in accordance with its terms then any part of the Loan which has not been advanced shall immediately be cancelled and any part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Agreement shall become immediately due and payable and notwithstanding termination of this Agreement, interest shall continue to run on all outstanding amounts until the date of actual payment in full of all outstanding amounts.

13.     COVENANTS

The Company covenants to the Lender that (otherwise than with the prior written consent of the Lender) whilst this Agreement is in place it:

    13.1.1    will use all reasonable endeavours to maintain the Admission of the Ordinary Shares to trading on AIM or PLUS (as applicable);

    13.1.2    will do all things necessary (including, without limitation, obtaining necessary resolutions from an extraordinary general meeting) to ensure that within 30 days from the Funding Date that, for so long as any amount remains outstanding under this Agreement, it has the necessary shareholder authority to issue (i) the requisite number of Loan Shares required to satisfy a Loan Notice issued in respect of a Conversion Amount equal to at least the then outstanding amount of the Loan including any interest capable of becoming due pursuant to Clause 4.1, and (ii) the requisite number of Ordinary Shares required to satisfy a Subscription Notice in respect of the aggregate number of Ordinary Shares capable of being issued pursuant to Clause 7;

    13.1.3    will file in a timely manner all reports and other documents required of it under the Companies Act 1985 and the Companies Act 2006, the AIM Rules or PLUS Rules (as applicable) and all other laws or regulations applicable to it and will not take any action or file any document to terminate or suspend such registration or to terminate or suspend the admission of its Ordinary Shares to trading on AIM or PLUS (as applicable);

    13.1.4    will take all steps reasonably necessary to preserve and continue the corporate existence of the Company and the other Group Companies;

    13.1.5    will immediately notify the Lender upon its becoming aware of the issuance by the London Stock Exchange plc or PLUS Markets plc (as applicable) of any suspension or de-listing of the Ordinary Shares from trading on AIM or PLUS (as applicable);

    13.1.6    will not, at any time after the date hereof, until expiry of this Agreement effect any merger or consolidation of the Company whether by scheme of arrangement or otherwise with or into, or a transfer of all or any substantial part of the assets or undertaking of the Company to another entity (a Consolidation Event) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to either (i) Deliver to the Lender such shares and/or securities as following such Consolidation Event the Lender is entitled to receive pursuant to this Agreement or (ii) to pay to the Lender in cash or by way of Cash Payments the balance of all monies due and payable under the terms of this Agreement.

    13.1.7    will not (unless as directed by a duly passed resolution of the shareholders of the Company) (i) modify the rights attaching to the Ordinary Shares in respect of the dividends or liquidation, nor (ii) issue any other class of share capital carrying any other rights which are more favourable than such rights currently granted to the Ordinary Shares;

    13.1.8    will not, and will procure that no member of the Group will, enter into any amalgamation, merger or demerger, reconstruction or joint venture or acquire any business or make any investment;

    13.1.9    will not, and will procure that no member of the Group will, create or permit to subsist any Security Interest, other than the Permitted Security, on its present or future undertaking, property or assets, including the Unencumbered Films, or any part of them;

    13.1.10   will not, and will procure that no member of the Group will, enter into any material transaction or arrangement with any person other than on reasonable market terms, other than to sell products at a below market price pursuant to pilot schemes or for marketing purposes;

    13.1.11     will not, and will procure that no member of the Group will, incur any liability, actual or contingent, under any guarantee of the indebtedness of another person, and not lend any money to any person other than in the ordinary course of the film  roduction or distribution projects existing as at the Closing Date;

    13.1.12     will not declare or pay any dividends or make any other distribution of income or capital to its members while an Event of Default is continuing and except as permitted by the Agreement;

    13.1.13     will not permit, and will procure that no member of the Group will, or agree to any variation of any rights attaching to the whole or any part of the assets other than in the ordinary course of the film production or distribution projects existing as at the Closing Date;

    13.1.14     will notify the Lender of any Event of Default immediately upon becoming aware of it;

    13.1.15     will effect and maintain such insurances as are prudently required to protect the assets and the business of the Group, including loss of profits;

    13.1.16     will carry on the business of the Group in a proper and efficient manner and not make any substantial alteration to the nature or mode of conduct of the business of the Group and keep or cause to be kept proper books of account relating to it;

    13.1.17     will not, and will procure that no member of the Group will, incur or permit to subsist any indebtedness, other than the Permitted Indebtedness as at the Closing Date or indebtedness incurred in the ordinary course of the film production or distribution projects existing as at the Closing Date;

    13.1.18     will not, and will procure that no member of the Group will, enter into any transaction to sell, lease, licence, transfer or otherwise dispose of any asset, including the Unencumbered Films, except for obsolete plant and equipment for cash.

13.2    if the Company proposes any of the following:-

    13.2.1    any allotment or issue of Ordinary Shares or any other instrument convertible or exchangeable into Ordinary Shares by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve fund); or

    13.2.2    any reduction of the capital of the Company, any share premium account or capital redemption reserve fund or otherwise repay, redeem, repurchase, sub-divide or consolidate the share capital of the Company,

    (each an Adjustment Event) the terms of this Agreement (including to the extent necessary the definitions of Conversion Price, Subscription Price and Warrant Shares) shall be adjusted in a manner appropriate so that, after such adjustment, the Lender's rights to acquire Ordinary Shares under this Agreement, if exercised will carry:

    13.2.3    as nearly as possible (and in any event not less than) the same proportion of votes; and

    13.2.4    the same entitlement to participate in the profits and assets of the Company, as if the Adjustment Event had not occurred.

13.3    So long as any principal of interest under this Agreement remains unpaid, the Company shall not, without the prior written consent of the Lender:

    13.3.1    issue any Ordinary Share without consideration or for a consideration per share less than the VWAP (or, if there is no VWAP, the most recent Bid Price) determined immediately prior to its issuance, provided that upon such issuance the Conversion Price shall be reset to an amount equal to 90% of the issuance price (the "Reset Price") if such Reset Price would be lower than the Conversion Price; or

    13.3.2    issue or sell any warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire any Ordinary Shares without consideration or for a consideration less than the VWAP (or, if there is no VWAP, the most recent Bid Price) determined immediately prior to such issuance or sale, provided that upon such issuance or sale the Conversion price shall be reset to an amount equal to 90% of the total consideration payable for the Ordinary Shares under any such instrument (the "Reset Price") if such Reset Price would be lower than the Conversion Price.

13.4    The Company represents and warrants to the Lender that:

    13.4.1    no Security Interest exists in relation to the Unencumbered Films as at the Closing Date (other than those Security Interests in favour of the Lender);

    13.4.2    the information contained in Schedule 3 is accurate, complete and up to date as at the Closing Date;

    13.4.3    that no breach of covenant or event of default is continuing or will occur by reason of the Loan under any instrument in connection with any Permitted Indebtedness; and

    13.4.4     the aggregate of the borrowings of the Company do not or, as the case may be, would not if fully drawn, exceed any borrowing limit in the Company's constitutional documents or in any trust deed or other agreement or instrument to which it is a party.

14.     WITHHOLDING AND GROSSING-UP

14.1    Except as required by law, all payments due to the Lender under this Agreement will be made free and clear of all deductions and withholdings (whether in respect of Taxation, setoff, counter-claim or otherwise).

14.2    If any deduction or withholding is required by law to be made from any payment due to the Lender under this Agreement, the person who is obliged to make such payment will pay to the Lender such additional amount as is necessary to ensure that the Lender receives a net amount (after the deduction or withholding) equal to the amount which it would have received had the payment in question not been subject to the deduction or withholding.

14.3    If any payment received by the Lender under this Agreement from the Company (other than the fees and commissions referred to in Clause 10.1 is subject to Taxation, the person who is obliged to make such payment will pay to the Lender such additional amount as is necessary to ensure that the Lender receives and retains a net amount (after taking into account such Taxation and any Taxation payable in respect of such additional amount) equal to the full amount which it would have received and retained had the payment in question not been subject to Taxation.

15.     NOTICES

15.1    Any demand, notice or other communication given or made under or in connection with this Agreement will be in writing and will, if otherwise given or made in accordance with this Clause 15 be deemed to have been duly given or made as follows:

    15.1.1    if sent by prepaid first class post, on the second Trading Day after the date of posting if posted in the UK for UK delivery and on the seventh Trading Day if posted for overseas delivery; or

    15.1.2    if delivered by hand, upon delivery; or

    15.1.3    if sent by facsimile or e-mail, on the day of transmission;

provided however that, if it is delivered by hand or sent by facsimile or e-mail on a day which is not a Trading Day or after 4.00 pm London time on a Trading Day, it will instead be deemed to have been given or made on the next Trading Day.

15.2    Any such demand, notice or other communication will, in the case of service by post or delivery by hand, be addressed (subject as provided in this Clause) to the recipient at the recipient's address stated in this Agreement or at such other address as may from time to time be notified in writing by the recipient to the sender as being the recipient's address for service.

15.3    Any such demand, notice or other communication will, in the case of service by facsimile or e-mail be sent to the recipient using the facsimile number or e-mail set out below.

    15.3.1    Fax the Company: +44 323 634 7821 marked for the attention of Elaine New, Finance Director;

    15.3.2    E-mail the Cornpany: elainnew@googlemail.com;

    15.3.3    Fax the Lender: +1 786-323-1651 marked for the attention of Robert D. Press Esq;

    15.3.4    E-mail the Lender: bpress@trafcap.com.

15.4    The provisions of this Clause 15 will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with Part 6 of the Civil Procedure Rules.

16.     REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17.     MISCELLANEOUS

If the VWAP is not reported by Bloomberg on any day during a Pricing Period or if the Bid Price is not reported by Bloomberg on any relevant date, such other information provider as the Lender nominates with the approval of the Company (not to be unreasonably withheld) shall be utilised in its place.

18.     GOVERNING LAW AND JURISDICTION

This Agreement is governed by English law and the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement)

19.     GENERAL

19.1    This Agreement represents the whole agreement and understanding between the parties and supersedes all other agreements and understandings between the parties or any of them relating to the subject matter of this Agreement.

19.2    A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

19.3    This Agreement may be executed in any number of counterparts all of which when taken together shall constitute a single instrument.

SCHEDULE 1
EVENTS OF DEFAULT Each of the following is an Event of Default:

1.
failure by the Company to pay in full on the due date any sum payable to the Lender under, and in the manner required by, this Agreement or, within five Business Days after the due date, if such failure results solely from a technical problem in relation to the transfer of funds for which the Company is not responsible;

2.
any representation, warranty or statement made by or in relation to the Company in this Agreement, or in any document prepared by it or on its behalf and furnished under or in connection with this Agreement, is materially incorrect as at the date on which it is made or deemed to be repeated, unless the underlying circumstances giving rise to the breach are remedied within ten Business Days of such date;

3.
failure by the Company to comply duly and punctually with any of the obligations, covenants or undertakings contained in this Agreement (other than those referred to in paragraphs 1 and 2 this Schedule 1) and, in the case only of those obligations, covenants or undertakings which are capable of being remedied, such failure is not so remedied within five Business Days after the Company has become aware of the breach;

4.
in the event that the Company fails to Deliver any Ordinary Shares in accordance with its obligations under this Agreement to do so within ten (10) calendar days after the date of the relevant Loan Notice or Subscription Notice is received (or deemed to have been received, in accordance with Clause 15) as specified in Clause 8.5, then this failure to Deliver shall constitute an Event of Default upon expiry of such 10 day period;

5.
any Group Company suspends or threatens to suspend all or a substantial part of its operations, or all or a substantial part of a Group Company's assets are expropriated by any governmental or other competent authority;

6.
a meeting is convened or a petition is presented (unless it is demonstrated to the reasonable satisfaction of the Lender that the petition is frivolous or vexatious and such petition is set aside within 14 days of presentation), or an order is made or an effective resolution is passed for the winding-up of a Group Company, except for the purposes of a reconstruction or amalgamation whilst solvent on terms previously approved in writing by the Lender acting reasonably;

7.
an order is made or a petition is presented for the appointment of an administrator to a Group Company (unless it is demonstrated to the reasonable satisfaction of the Lender that the petition is frivolous or vexatious and such petition is set aside within 21 days of presentation;

8.
a distress, execution or other legal process is levied against any of the assets of a Group Company in respect of any single claim in excess of £50,000 (fifty thousand pounds), and is not discharged or paid within 14 days;

9.	an encumbrancer takes possession or a Receiver or administrative Receiver is appointed of the whole or any part of the assets or undertaking of a Group Company;

10.	a Group Company:

    10.1.1    ceases or suspends generally payment of its debts, or announces an intention to do so, or is unable to pay its debts, or is deemed unable to pay its debts within the meaning of section 123 (1) (e) or (2) Insolvency Act 1986;

    10.1.2    proposes, or its directors make a proposal for, a voluntary arrangement under Part I of the Insolvency Act 1986;

    10.1.3    enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors;

    10.1.4    the occurrence of a Material Adverse Change;

    10.1.5    litigation is commenced against a Group Company which is likely to succeed and which, if successful, would result in a Material Adverse Change;

    10.1.6     any borrowing by a Group Company is declared due and payable prior to its stated maturity or is placed on demand by reason of an Event of Default;

    10.1.7     any money repayable on demand by a Group Company is not paid upon demand being made, unless such non-payment is with the agreement of the party to whom such money is owed;

    10.1.8    any event occurs which, under the applicable law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events described in paragraph 10.1.1 to 10.1.7 above.

This Agreement has been entered into as a Deed on the date stated at the beginning of this Agreement.

SIGNED as a deed by SEVEN ARTS PICTURES PLC acting by Elaine New /s/ Elaine New

SIGNED as a deed on behalf of
TRAFALGAR

CAPITAL SPECIALIZED INVESTMENT FUND
acting by its general partner
TRAFALGAR CAPITAL SARL

This Agreement has been entered into as a Deed on the date stated at the beginning of this Agreement.

SIGNED as a deed by	)
SEVEN ARTS PICTURES PLC	)
)
acting by	)

Director

Director /Secretary

SIGNED as a deed on behalf of TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND acting by its general partner TRAFALGAR CAPITAL SARL /s/ Andrew Garai